UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2022 (April 14, 2022)
Microvast Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38826	83-2530757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)
12603 Southwest Freeway, Suite 210
Stafford, Texas 77477
(Address of principal executive offices, including zip code)
281-491-9505
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	MVST	The NASDAQ Stock Market LLC
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	MVSTW	The NASDAQ Stock Market LLC

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of our Chief Financial Officer

On April 14, 2022, Microvast Holdings, Inc. (the “Company”) and Mr. Yanzhuan (Leon) Zheng, Chief Financial Officer, agreed that, effective immediately, Mr. Zheng would cease to be the Company’s Chief Financial Officer. Mr. Zheng’s termination of employment is not related to any disagreement with the Company’s accounting, operating policies or practices.

In connection with Mr. Zheng’s termination of employment, the Company and Mr. Zheng entered into a transition services agreement on April 14, 2022 (the “Zheng Agreement”), pursuant to which Mr. Zheng will provide transition support and services as may be reasonably requested by the Chief Executive Officer, the new Chief Financial Officer and the Board of Directors of the Company (the “Board”). Mr. Zheng will provide transition services for an initial term of 18 months commencing on the date of employment termination, and thereafter on an as-needed basis, unless terminated earlier as permitted in the Zheng Agreement. In exchange for Mr. Zheng’s transition services, Mr. Zheng will receive a consulting fee equal to $25,000 per month for the first 18 months of the transition period and $145 per hour for actual services rendered for the period commencing following the expiration of the initial 18-month period. Mr. Zheng will continue to serve as a member of the Board.

Pursuant to the Zheng Agreement, all capped restricted stock units and stock options held by Mr. Zheng as of the date of employment termination will vest in full, with the stock options remaining exercisable until three months following the termination of his transition services in accordance with the terms and conditions of the stock option award agreement. All performance stock units held by Mr. Zheng as of the date of employment termination will remain outstanding and continue to be subject to their terms and conditions under theMicrovast Holdings, Inc. 2021 Equity Incentive Plan (the “Plan”) and the applicable award agreements. Mr. Zheng is eligible to participate in the Company’s long-term incentive and short-term incentive plans for 2022.

Appointment of New Chief Financial Officer

On April 14, 2022, the Company and Mr. Craig Webster, who currently serves as a member on the Board and Lead Independent Director, agreed that Mr. Webster will join the Company immediately as Chief Financial Officer. Mr. Webster, age 51, served as a director of Microvast, Inc. from 2012 to the present. In connection with his appointment as Chief Financial Officer of the Company on April 14, 2022, Craig Webster has resigned from his position as Lead Independent Director of the Board and from his positions on the Audit Committee of the Board, the Compensation Committee of the Board (including as its chair) and the Nominating and Corporate Governance Committee of the Board. Mr. Webster will remain on the Board as a non-independent director for a transition period.

Mr. Webster joined the Ashmore Group, a dedicated Emerging Markets investment manager, in January 2005, holding positions as General Counsel from 2007 to 2010 and Global Head of its Special Situations Funds from 2013 to 2018. During his time at Ashmore, he was a member of the firm’s investment committees for its special situations funds and Latam Infrastructure Fund. He previously served as a director for BTS Group Holdings PCL (BKK: BTS) and Petron Corporation (Philippines: PCOR). Prior to the Ashmore Group, Mr. Webster worked as a lawyer specializing in cross-border M&A and corporate restructurings with Weil, Gotshal & Manges from 1998 to 2003. Mr. Webster began his career as a lawyer with DLA (now DLA Piper) in 1998. Mr. Webster holds a bachelor of arts degree in Marketing from the University of Stirling and the CPE and LPC qualifications from the College of Law (York).

There are no family relationships between Mr. Webster and any director or executive officer of the Company, and there are no related party transactions between the Company and Mr. Webster that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Pursuant to the employment agreement by and between the Company and Mr. Webster, dated April 14, 2022 (the “Webster Agreement”), Mr. Webster’s annual base salary will be $400,000, and he will be eligible for a one-time equity award in the form of stock options to acquire 1,000,000 shares of the Company’s common stock under the Plan (the “Webster Award”). The Webster Award will be subject to the terms and conditions of the Plan and will vest in equal installments on the first, second and third anniversaries of the grant date. Mr. Webster will also be reimbursed for the cost of all reasonable expenses relating to (a) the securing of a visa or work permit to live and work in the United States and (b) the relocation from Mr. Webster’s current residence to the United States, including a temporary housing allowance of $10,000 per month for a period not to exceed two years. Mr. Webster will also be eligible for benefits that are offered generally to Company employees at his level, including reimbursement of travel expenses.

The Webster Agreement further provides that Mr. Webster’s employment may be terminated by either the Company or Mr. Webster at any time and for any reason upon 30 days’ prior written notice. Upon a termination by the Company or Mr. Webster for any reason, Mr. Webster (or his estate upon a termination due to his death) will receive all accrued salary and any earned but unpaid bonuses through and including the date of termination. Following a termination due to Mr. Webster’s death or disability, Mr. Webster (or his estate) will also receive: (a) a pro rata bonus for the annual bonus that he would have earned for the fiscal year in which the death or disability occurs based on performance as determined by the Board, prorated for the period of time during the fiscal year he worked; and (b) if the death or disability occurs within Mr. Webster’s three-year term, full acceleration of any equity awards or other long-term incentive awards held by him as of the effective time of the Webster Agreement that were granted to Mr. Webster prior to such effective time. Any other outstanding equity awards or long-term incentive awards granted to Mr. Webster following the effective time of the Webster Agreement will be treated in accordance with the terms of the applicable plans and award agreements.

Following a termination by the Company without Cause (as defined in the Webster Agreement) or Mr. Webster’s resignation for Good Reason (as defined in the Webster Agreements), in either case prior to a Change in Control (as defined in the Webster Agreements), subject to the execution and non-revocation by Mr. Webster of a general release of claims in favor of the Company, he will be entitled to: (a) an amount equal to one and a half times, the sum of (i) his then-current base salary plus (ii) the greater of (A) the average amount of the annual bonus paid to him for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) the target annual bonus for the fiscal year in which the termination or resignation occurs, payable in substantially equal monthly installments over a period of 18 months; and (b) if the termination without Cause or resignation for Good Reason occurs within three years following the effective time of the Webster Agreement, full acceleration of any equity awards or other long-term incentive awards held by Mr. Webster as of the effective time of the Webster Agreement that were granted to him prior to such effective time. Any other outstanding equity awards or long-term incentive awards granted to Mr. Webster following the effective time of the Webster Agreement will be treated in accordance with the terms of the applicable plans and award agreements.

Following a termination by the Company without Cause or Mr. Webster’s resignation for Good Reason on or within two years following the closing of a Change in Control, subject to the execution and non-revocation by Mr. Webster of a general release of claims in favor of the Company, he will be entitled to: (a) an amount equal to two times, the sum of (i) his then-current base salary plus (ii) the greater of (A) the average amount of the annual bonus paid to him for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) the target annual bonus for the fiscal year in which the termination or resignation occurs, payable in a single lump sum within 75 days of the termination or resignation; (b) a pro rata bonus of the greater of (i) the average amount of the annual bonus paid to him for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (ii) the annual bonus he would have earned for the fiscal year in which the termination or resignation occurs based on performance as determined through the date of termination or resignation, prorated for the period of time during the fiscal year worked by him, payable in a single lump sum within 75 days of the termination or resignation; and (c) full acceleration of all outstanding equity awards held by him as of the date of termination or resignation.

Mr. Webster is subject to a post-termination non-compete covenant for a period of 18 months following his termination or resignation for any reason, confidentiality restrictions through the time period such confidential information remains not generally known to the public, and customer and employee non-solicitation and non-interference for a period of 18 months following his termination or resignation for any reason.

Appointment of New President

On April 14, 2022, the Board approved the promotion of Mr. Sascha Rene Kelterborn, the Company’s Chief Revenue Officer and the Managing Director of its Europe, Middle East and Africa division, to President of the

Company, effective immediately. In connection with this promotion, the Company and Mr. Kelterborn entered into a letter agreement (the “Kelterborn Agreement”), dated April 14, 2022, to supplement the existing employment agreement by and between Microvast GmbH and Mr. Kelterborn dated June 1, 2017, previously filed with the Company’s Current Report on Form 8-K, filed with the SEC on July 28, 2021. Pursuant to the Kelterborn Agreement, Mr. Kelterborn’s annual base salary will be $400,000, and he will be eligible for a one-time equity award in the form of stock options to acquire 800,000 shares of the Company’s common stock under the Plan (the “Kelterborn Award”). The Kelterborn Award will be subject to the terms and conditions of the Plan and will vest in equal installments on the first, second and third anniversaries of the grant date. Mr. Kelterborn will also be reimbursed for the cost of all reasonable expenses relating to (a) the securing of a visa or work permit to live and work in the United States and (b) the relocation from Mr. Kelterborn’s home in Europe to the United States.

The foregoing summary of the terms and conditions of the Zheng Agreement, the Webster Agreement and the Kelterborn Agreement are each qualified in its entirety by reference to the full text of the Zheng Agreement, the Webster Agreement and the Kelterborn Agreement, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and is incorporated by reference herein.

On April 19, 2022, Microvast Holdings, Inc. issued a press release announcing the foregoing changes. The full text of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 2.02 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2022	MICROVAST HOLDINGS, INC.

	By:	/s/ Sarah Alexander
	Name:	Sarah Alexander
	Title:	General Counsel & Corporate Secretary
Item 9.01 Financial Statements and Exhibits
(d)Exhibits

Exhibit No.	Description
10.1	Transition Services Agreement by and between Microvast, Inc. and Yanzhuan (Leon) Zheng, dated April 14, 2022
10.2	Employment Agreement by and between Microvast, Inc. and Craig Webster, dated April 14, 2022
10.3	Letter Agreement by and between Microvast and Sascha Rene Kelterborn, dated April 14, 2022
99.1	Press Release dated April 19, 2022